Magellan Petroleum Closes Convertible Preferred Issuance, Receives $23.5 Million in Proceeds, and Appoints Two New Directors

DENVER, May 20, 2013 /PRNewswire/ -- Magellan Petroleum Corporation (“Magellan” or the “Company”) (NASDAQ: MPET) today announced that on May 17, 2013 (the “Closing Date”), the Company closed the transaction contemplated by the Series A Convertible Preferred Stock Purchase Agreement (the “Series A Purchase Agreement”) with One Stone Holdings II LP, an affiliate of One Stone Energy Partners LP (collectively, “One Stone”), a New York based private equity firm focused on investments in the oil and gas industry. The Company and One Stone had previously entered into this agreement on May 10, 2013.

Pursuant to the terms of the Series A Purchase Agreement, on the Closing Date, the Company received $23.5 million in exchange for 19,239,734 shares of Series A Convertible Preferred Stock issued to One Stone. As part of the transaction, One Stone also appointed two new members to Magellan’s Board of Directors. Effective as of the Closing Date, Robert Israel and Vadim Gluzman, each a managing member of One Stone, joined Magellan’s board.

Prior to One Stone, Mr. Israel was a partner at Compass Advisers LLP. Prior to joining Compass in 2000, he was the head of the energy department of Schroder & Co., Inc. from 1991 to 2000. Mr. Israel holds an M.B.A. from Harvard Business School and a B.A. from Middlebury College. He is currently on the board of W&T Offshore Inc. (NYSE: WTI) and several private energy-related companies.

Prior to One Stone, Mr. Gluzman served as a vice president of OAO LUKOIL and President of Lukoil Americas Holding. Prior to joining Lukoil in 1997, he worked as a chemical engineer for Teknor Apex Corporation and at the Moscow Institute of Plastics.
Mr. Gluzman holds a Master’s degree in chemical technologies from the Moscow Institute of Chemical Technologies.

J. Robinson West, Chairman of the Board, stated, “We are pleased to welcome Messrs. Israel and Gluzman to our Board. They both bring to the Board extensive and world-class experience in the oil and gas industry, both domestic and international. They will complement well our Board’s current experience and skill set and will substantially enrich the Board’s dialogue and strategic planning.”

Bob Israel, Managing Member of One Stone, stated, "One Stone's focus is on identifying "underdeveloped assets" in the natural resources sector. We believe that the asset portfolio held by Magellan is an excellent opportunity to combine One Stone's capital with high potential, underdeveloped assets. In particular, the Poplar CO2-EOR project fits perfectly with our strategy. We have great confidence in the management and look forward to working with the Board of Directors of Magellan to increase the value of the Company for all shareholders."

The securities described herein have not been registered under the U.S. Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration with the U.S. Securities and Exchange Commission (the "SEC") or an applicable exemption from such registration requirements.

CAUTIONARY INFORMATION ABOUT FORWARD LOOKING STATEMENTS

Statements in this press release that are not historical in nature are intended to be, and are hereby identified as, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. The words "believe," "expect," "intend," "will," and similar expressions are intended to identify forward looking statements. These statements about Magellan may relate to its businesses, prospects, and other matters that involve a number of risks and uncertainties that may cause actual results to differ materially from the results expressed or implied in the forward-looking statements. Among these risks and uncertainties are: (i) whether Messrs. Israel and Guzman will have a material positive impact on the governance of Magellan’s Board of Directors; and (ii) other risks and uncertainties set forth in the "Risk Factors" sections of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2012, and subsequent Quarterly Reports on Form 10-Q filed with the SEC. Forward looking statements in this press release speak only as of the date hereof, and the Company undertakes no obligation to update or revise such statements except as required by securities laws.

ABOUT MAGELLAN

Magellan is an independent energy company engaged in the exploration, development, production, and sale of crude oil and natural gas from currently held assets in the United States, Australia, and the United Kingdom. Traded on NASDAQ since 1972, the Company conducts its operations through two wholly owned subsidiaries, Nautilus Poplar LLC, which owns interests at Poplar, a highly attractive oil field in the Williston Basin, and Magellan Petroleum Australia Pty Ltd, a successful independent oil and gas company in Australia and the UK in existence since 1964. The Company’s mission is to enhance shareholder value by maximizing the full potential of existing assets. Magellan routinely posts important information about the Company on its website at www.magellanpetroleum.com.

ABOUT ONE STONE

One Stone Energy Partners LP is a private equity fund based in New York. The fund is focused on investments in natural resources, primarily oil and gas. One Stone’s geographic areas of interest include North and South America, Europe, and West Africa.

The principals of the fund have over 130 years of cumulative experience investing in, operating, and advising energy-related businesses. One Stone has a unique group of limited partners, the majority of whom are industry insiders.

Robert Israel and Vadim Gluzman are the managing members of One Stone Energy Partners.

For further information, please contact:
Matthew Ciardiello, Manager, Investor Relations at 720.484.2404